Exhibit 99.1

PCFG Completes $6.1 Million Financing

TORONTO, April 13, 2006 – Pacific Gold Corp. (OTCBB: PCFG) announced today that it has closed a $6.1 million debenture issue.

On April 12, 2006, the Company sold $6,100,000 in an aggregate principal amount of 3 year discounted convertible debentures (“Debentures”) and warrants to purchase 6.1 million shares of common stock for an aggregate payment to the Company of $3,812,500 after deduction for the interest discount. The Debentures are due April 12, 2009 and are convertible into common shares at a conversion price of $1.00 per share. The Company intends to use the proceeds for existing debt reduction, exploration activities, acquisitions, and general working capital purposes.

Additional information about the financing details can be found in the Company’s 8-K filing.

To find out more about Pacific Gold Corp. (OTCBB: PCFG), visit our website at www.pacificgoldcorp.com. Or contact the Company directly at 416-214-1483.

About the Company

The Company's business plan provides for the acquisition and development of production-ready and in-production mining operations.  The Company is currently focused on alluvial gold and base metals operations located in western North America. Pacific Gold Corp. owns four operating subsidiaries. Nevada Rae Gold, Inc. ("Nevada Rae") owns and operates the Black Rock Canyon gold mine, located in north-central Nevada.  Pilot Mountain Resources Inc. ("Pilot Mountain") owns Project W, a large tungsten based deposit in Nevada.  Fernley Gold, Inc. ("Fernley Gold") acquired exclusive lease rights to mine the Lower Olinghouse Placers in north-western Nevada.  Oregon Gold, Inc. ("Oregon Gold") owns the Bear Bench claims and Defiance mine, located in south-western Oregon.

This news release includes forward-looking statements that reflect Pacific Gold Corp.'s current expectations about its future results, performance, prospects and opportunities. Pacific Gold Corp. has tried to identify these forward-looking statements by using words and phrases such as "may", "will", "expects", "anticipates", "believes", "intends", "estimates", "should", "typical", "we are confident" or similar expressions. These forward- looking statements are based on information currently available to Pacific Gold Corp. and are subject to a number of risks, uncertainties and other factors that could cause the Company's actual results, performance, prospects of opportunities in the remainder of 2005 and beyond, to differ materially from those expressed in, or implied by, these forward-looking statements.